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News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

Nov. 6, 2014

Vectren Corporation Reports Third Quarter 2014 Results
Company Affirms 2014 Guidance

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported net income for the third quarter of 2014, of $49.4 million, or $0.60 per share, excluding the results of Coal Mining, compared to net income of $42.8 million, or $0.52 per share, in the third quarter of 2013. For the nine months ended Sept. 30, 2014, net income was $131.8 million or $1.60 per share, excluding the results of Coal Mining, compared to $124.3 million, or $1.51 per share for the nine months ended Sept. 30, 2013. The 2013 results exclude the results of ProLiance Holdings, LLC (ProLiance), prior to its sale of certain of the net assets of ProLiance Energy, LLC, its gas marketing subsidiary, in June 2013.

On July 1, 2014, Vectren announced it had reached an agreement to sell its wholly owned coal mining subsidiary, Vectren Fuels, Inc., to Sunrise Coal, LLC, an Indiana-based wholly owned subsidiary of Hallador Energy Company, which owns and operates coal mines in the Illinois Basin. On Aug. 29, 2014, the transaction closed. At June 30, 2014, the company recorded an estimated loss on the sale, including costs to sell, of approximately ($32) million, or ($20) million after tax. Results as of Sept. 30, 2014, inclusive of the loss on the sale, were losses of ($2.1) million and ($21.4) million, net of tax, for the quarter and year-to-date periods, respectively.

Vectren consolidated results, as reported, for the third quarter of 2014 were net income of $47.3 million, or $0.57 per share, compared to net income of $42.8 million, or $0.52 per share, for the three months ended Sept. 30, 2013. For the nine months ended Sept. 30, 2014, consolidated net income, as reported, was $110.4 million, or $1.34 per share, compared to $86.8 million, or $1.05 per share for the nine months ended Sept. 30, 2013.

Management evaluates financial results exclusive of transaction costs and operating results, in the year of disposition, related to businesses sold. As reflected above, results from Coal Mining have been excluded from 2014 results, and the results from ProLiance have been excluded from 2013 results. Management believes excluding these items provides a useful representation of the overall results of ongoing operations.

Summary and highlights of 2014 results

•
Utility Group earnings were $24.3 million, or $0.30 per share, in the third quarter of 2014, compared to $25.3 million, or $0.31 per share, in 2013. Year-to-date net income for the utility group was $108.5 million or $1.32 per share, compared with $104.6 million or $1.27 per share for the year-to-date period in 2013.

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•
Nonutility Group earnings were $23.7 million, or $0.29 per share, in the third quarter of 2014, excluding Coal Mining results, compared to $17.5 million, or $0.21 per share, in 2013. For the year-to-date period, nonutility results were earnings of $22.5 million, or $0.27 per share, excluding Coal Mining results, compared to net income of $19.9 million, or $0.24 per share in the 2013 period. The 2013 results exclude the results of ProLiance.

“The Utility Group performance for the year continues to be very strong. Excluding the impacts from Coal Mining in 2014, the Nonutility Group improved third quarter results were largely driven by increased earnings in our infrastructure services business as compared to last year. Severe winter weather experienced in early 2014 has certainly impacted the year-to-date results from the infrastructure services business, but we continue to see strong demand for services in this business, and assuming normal weather for the remainder of the year, we expect to generally hit our initial expectations for this business,” said Carl Chapman, Vectren’s chairman, president and CEO.

2014 earnings guidance affirmed

The company affirms its 2014 guidance expectation to be consolidated earnings of $2.25 to $2.35 per share, excluding the results from Coal Mining. The company continues to expect 2014 Utility Group earnings to be within a range of $1.75 to $1.85 per share and the Nonutility Group earnings for 2014 to be in a range of $0.45 to $0.55 per share, excluding the results from Coal Mining.

Guidance ranges are based on assumptions and information currently available, but changes in these assumptions or other circumstances could materially impact earnings and result in earnings for 2014 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

2015 outlook

In a separate announcement, the company also reported today its Board of Directors declared a quarterly dividend of $0.38 per share, up 5.6 percent from the current quarterly dividend of $0.36 per share. This equates to an annualized dividend of $1.52 per share, up from the current annualized dividend of $1.44 per share. This marks the 55th consecutive year Vectren and its predecessor companies have increased the annual dividends paid. Further, the company also has updated its long-term financial targets and has established earnings guidance for 2015 at $2.40 to $2.55 per share, which were also reported in this separate announcement.

Discussion of 2014 quarter and year-to-date Utility Group results

The Utility Group consists of the company’s regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and west-central Ohio. The Electric Utility Services segment provides electric distribution and transmission services to southwestern Indiana and includes its power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company’s utility operations.

For the three months ended Sept. 30, 2014, the Utility Group earnings were $24.3 million, compared to $25.3 million in 2013. In the nine months ended Sept. 30, 2014, the Utility Group earned $108.5 million, compared to $104.6 million in 2013. The quarter-over-quarter decrease was primarily related to higher operating expenses. The year-to-date increase is primarily a result of increased gas and electric margins, offset by higher operating expenses driven by increased performance-based compensation expense, as well as weather-related gas system maintenance from the harsh winter.

Gas Utility Services
The Gas Utility Services operating segment, which is comprised of Vectren’s Indiana North and South gas operations and Vectren Ohio, reported a seasonal loss of ($5.1) million during the third quarter of 2014, compared to a loss of ($3.8) million in

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the third quarter of 2013. In the nine months ended Sept. 30, 2014, Gas Utility Services earned $33.9 million, compared to earnings of $37.2 million in 2013. Customer margin increased in both the quarter and year-to-date periods in 2014 from the returns earned on the Ohio infrastructure replacement programs and from small customer growth in the year-to-date period. The increase in margin was offset by higher operating expenses driven by weather-related maintenance of the gas system in the year-to-date period and by increased performance-based compensation expense in both the quarter and year-to-date periods.

Following is more detailed information related to the earnings from Gas Utility Services for the quarter and year-to-date periods ended Sept. 30, 2014. Identified items are presented after the impact of income taxes.

(millions)	Quarter End	Year-to-Date
2013 Gas Utility Earnings	$(3.8)	$37.2

Customer growth & usage	—	2.0
Returns from Ohio infrastructure replacement programs	0.5	1.4
Other operating expenses, primarily increased maintenance due to extremely cold weather	(0.7)	(3.9)
Performance-based compensation expense	(0.9)	(2.0)
All other	(0.2)	(0.8)
	(1.3)	(3.3)

2014 Gas Utility Earnings	$(5.1)	$33.9

Electric Utility Services
The Electric Utility Services operating segment is comprised of Vectren South’s electric distribution and transmission business and includes the company’s power generating and wholesale power operations. Electric operations earned $26.7 million in the three months ended Sept. 30, 2014, compared to $26.6 million in the prior year quarter. Electric Utility Services earned $65.9 million year-to-date in 2014, compared to earnings of $60.1 million for the nine months ended Sept. 30, 2013. The increase in the year-to-date period is driven by the impact of weather on retail electric margin, which management estimates to be approximately $1.6 million favorable year-to-date compared to the 2013 period, as well as wholesale margin, which had a favorable impact of $1.2 million. The increase in the quarter and year-to-date periods was also driven by the company’s lost revenue recovery mechanism, which had a favorable impact of $0.5 million and $1.9 million, respectively, related to electric conservation programs. Additionally, increases in both the quarter and year-to-date periods reflect increased deferral of interest on construction projects, offset by higher operating expenses due to increased performance-based compensation expense.

Following is more detailed information related to the earnings from Electric Utility Services for the quarter and year-to-date periods ended Sept. 30, 2014. Identified items are presented after the impact of income taxes.

(millions)	Quarter End	Year-to-Date
2013 Electric Utility Earnings	$26.6	$60.1

Weather impact on small customer usage	(0.5)	1.6
Other small customer usage	(0.2)	0.8
Lost revenue adjustment mechanism (LRAM)	0.5	1.9
Wholesale margin	0.2	1.2
Other operating expenses	(0.4)	(0.4)
Performance-based compensation expense	(0.6)	(1.1)
Deferral of interest on construction projects (AFUDC)	0.3	1.7
All other	0.8	0.1
	0.1	5.8

2014 Electric Utility Earnings	$26.7	$65.9

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Other Operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer billing systems and the customer contact center, as examples. In the third quarter of 2014, earnings from these operations were $2.7 million, compared to $2.5 million in 2013. In the nine months ended Sept. 30, 2014, earnings from these operations were $8.7 million compared to $7.3 million in 2013.

Nonutility Group discussion

All amounts included in this section are after tax. Results reported by business group are net of Nonutility Group corporate expense.

In the third quarter of 2014, the Nonutility Group results were earnings of $23.7 million, excluding Coal Mining results, compared to earnings of $17.5 million in 2013. For the nine months ended Sept. 30, 2014, the Nonutility Group reported earnings of $22.5 million, excluding Coal Mining results, compared to earnings of $19.9 million in 2013. The 2013 results exclude ProLiance.

Infrastructure Services
Infrastructure Services provides underground pipeline construction and repair services through wholly owned subsidiaries Miller Pipeline, LLC and Minnesota Limited, LLC.

Results from Infrastructure Services’ operations for the quarter ended Sept. 30, 2014, were earnings of $23.5 million, compared to earnings of $20.4 million in the third quarter of 2013. During the nine months ended Sept. 30, 2014, earnings were $27.6 million, compared to $35.2 million year-to-date in 2013. Results were lower for the year-to-date period due to the inability of work crews to complete their work as planned because of the adverse winter weather and related road restrictions in the first two quarters. Recovery of the slow start to the year began in the latter part of the second quarter and continued in the third quarter as evidenced by the increased results. Further, results for the prior year-to-date period reflect the favorable impacts of an 80-mile pipeline project. With a significant backlog of $625 million at Sept. 30, 2014, compared to $535 million at Dec. 31, 2013, the company expects that much of the delayed work will be completed over the remainder of the year, along with other planned work, assuming normal weather. Revenues for the year-to-date period were $546.6 million, compared to revenues of $580.5 million for the same period in 2013.

Energy Services
Energy Services provides energy performance contracting and sustainable infrastructure, such as distributed generation and combined heat and power projects through its wholly owned subsidiary Energy Systems Group, LLC (ESG).

Energy Services’ third quarter results were roughly flat in the third quarter of 2014 compared to the third quarter of 2013. During the nine months ended Sept. 30, 2014, Energy Services operated at a loss of ($4.7) million, compared to a loss of ($2.0) million in 2013. The decrease in earnings reflects the favorable impact in 2013 of federal income tax deductions related to energy efficiency that expired on Dec. 31, 2013. Excluding the net income impact of the federal income tax deductions in 2013, results were ($2.2) million and ($5.3) million in the three and nine month periods ended September 30, 2013, respectively.

Though some positive indications are being seen in sales opportunities, the results in the nine months ended Sept. 30, 2014 also reflect increased operating expenses, including amortization of acquired intangibles associated with the Apr. 1, 2014 acquisition of the federal business sector of Chevron Energy Solutions (CES). At Sept. 30, 2014, performance contracting backlog was $120 million, compared to $72 million on Dec. 31, 2013.

The company's long-term view of the performance contracting and sustainable infrastructure opportunities remains positive as the national focus on energy conservation, renewable energy, and sustainability continues given the expected rise in power prices across the country. ESG believes it is well-positioned for this future growth. This national focus is further evidenced by the President's announcement on May 9, 2014 of an additional $2 billion, which doubles the goal, for federal energy efficiency performance contracting project spend through 2016. Expected activity in the federal sector, as well as positive indications in the

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public sector and sustainable infrastructure businesses, is reflected in a significant increase in the sales funnel. The outlook remains strong on the ability to convert those opportunities into contracts over time.

Coal Mining
Prior to Aug.29, 2014, Coal Mining owned, and through its contract miners, mined and sold coal to the company’s utility operations and to third parties through its wholly owned subsidiary, Vectren Fuels, Inc. (Vectren Fuels). On July 1, 2014, the company announced that it had reached an agreement to sell Vectren Fuels, to Sunrise Coal, LLC (Sunrise), an Indiana-based wholly owned subsidiary of Hallador Energy Company. Sunrise owns and operates coal mines in the Illinois Basin. On Aug. 29, 2014, the transaction closed. The cash received at closing was approximately $320 million, including $24 million as the change in working capital from Dec. 31, 2013, through closing. The transaction is further subject to a final working capital settlement. At June 30, 2014, the company recorded an estimated loss on transaction, including costs to sell, of approximately ($32) million, or ($20) million after tax. At Sept. 30, 2014, the pre-tax loss of ($32) million was reflected in the Condensed Consolidated Statement of Income as a $42 million charge to other operating expense, offset by $10 million of lower depreciation expense as depreciation ceased for the assets classified as held for sale at June 30, 2014. The proceeds received, net of transaction costs and estimated tax payments totaled $291 million and were used to retire $200 million in outstanding Vectren Capital Corp (Vectren Capital) bank term loans and pay down outstanding short-term debt.

Results from Coal Mining for the quarter and year-to-date periods, inclusive of the loss on sale, were losses of ($2.1) million and ($21.4) million, net of tax, respectively. For the prior year, results for Coal Mining were losses of ($2.3) million and ($12.0) million, for the quarter and year-to-date periods ended Sept. 30, 2013, respectively.

Use of Non-GAAP Measures

This earnings release contains non-GAAP financial measures that exclude the 2014 results related to Coal Mining and the 2013 results related to ProLiance. As previously reported, in June 2013, ProLiance Holdings exited the natural gas marketing business through the disposition of certain of the net assets, along with the long-term pipeline and storage commitments, of its natural gas marketing business.

Management uses consolidated net income, consolidated earnings per share, and Nonutility Group net income, excluding results from Coal Mining in 2014 and ProLiance in 2013, the years of disposition, to evaluate its results. Coal Mining and ProLiance results that are excluded from the GAAP measures are inclusive of holding company costs (corporate allocations, interest and taxes) incurred to date. Management believes analyzing underlying and ongoing business trends is aided by the removal of Coal Mining and ProLiance results in the respective year of disposition and the rationale for using such non-GAAP measures is that, through the disposition of the Coal Mining segment and through the disposition by ProLiance Holdings of certain ProLiance assets, the company has now exited the gas marketing business and coal mining business.

A material limitation associated with the use of these measures is that the measures that exclude Coal Mining and ProLiance results do not include all costs recognized in accordance with GAAP. Management compensates for this limitation by prominently displaying a reconciliation of these non-GAAP performance measures to their closest GAAP performance measures. This display also provides financial statement users the option of analyzing results as management does or by analyzing GAAP results.

The following table reconciles consolidated net income, consolidated basic EPS, and Nonutility Group net income to those results excluding Coal Mining and ProLiance results in the respective year of disposition.

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	Three Months Ended September 30, 2014			Nine Months Ended September 30, 2014
(in Millions, except EPS)	GAAP Measure	Exclude Coal Mining Results	Non-GAAP Measure	GAAP Measure	Exclude Coal Mining Results	Non-GAAP Measure
Consolidated
Net Income	$47.3	2.1	$49.4	$110.4	$21.4	$131.8
Basic EPS	$0.57	0.03	$0.60	$1.34	$0.26	$1.60
Nonutility Group Net Income (Loss)	$21.6	2.1	$23.7	$1.1	$21.4	$22.5

	Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
(in Millions, except EPS)	GAAP Measure	Exclude ProLiance Results	Non-GAAP Measure	GAAP Measure	Exclude ProLiance Results	Non-GAAP Measure
Consolidated
Net Income	$42.8	$—	$42.8	$86.8	$37.5	$124.3
Basic EPS	$0.52	$—	$0.52	$1.05	$0.46	$1.51
Nonutility Group Net Income (Loss)	$17.5	$—	$17.5	$(17.6)	$37.5	$19.9

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on November 7, 2014
Vectren’s financial analyst call will be at 11:00 a.m. (EST), Nov. 7, 2014, at which time management will discuss long term financial targets, 2015 earnings guidance and 2014 third quarter financial results. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation 2014 Third Quarter Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. through infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

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Forward-looking statements
A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995).  The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement.  Certain matters described in Management’s Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management.  When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions are intended to identify forward-looking statements.  In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

•
Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to coal and natural gas costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•
Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, cyber attacks, or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations.

•	Increased competition in the energy industry, including the effects of industry restructuring, unbundling, and other sources of energy.

•	Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under regulation, and the frequency and timing of rate increases.

•
Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.

•	Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations.

•
Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.

•	Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•
Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•
Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•
The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to realize value from, invest in and develop new opportunities, including but not limited to, the company’s infrastructure services, energy services, and remaining energy marketing assets.

•
Factors affecting infrastructure services, including the level of success in bidding contracts; fluctuations in volume of contracted work; unanticipated cost increases in completion of the contracted work; funding requirements associated with multi-employer pension and benefit plans; changes in legislation and regulations impacting the industries in which the customers served operate; the effects of weather; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees in a fast growing market where skills are critical; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; ability to obtain materials and equipment required to perform services; and changing market conditions.

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•
Factors affecting energy services, including unanticipated cost increases in completion of the contracted work; changes in legislation and regulations impacting the industries in which the customers served operate; changes in economic influences impacting customers served; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; and changing market conditions.

•	Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.

•
Risks associated with material business transactions such as the purchase of the federal sector under Energy Services and the sale of Coal Mining and other mergers, acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions.

•
Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.

•
Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pipeline safety regulations, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2013 annual report on Form 10-K filed on Feb. 20, 2014. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

-end-